Exhibit 99.1

Contact:	Scott Meyerhoff Private Business, Inc. 678-728-4464

PBiz ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

Proposes Name Change to Goldleaf Financial Solutions

NASHVILLE, Tennessee (March 23, 2006) -- Private Business, Inc. (NASDAQ:PBIZ), a leading provider of a full suite of technology based products and services to community financial institutions today reported financial results for the three months and year ended December 31, 2005.

Revenues for the fourth quarter ended December 31, 2005 totaled $10.1 million as compared with $9.7 million in the fourth quarter of 2004.  Operating income totaled $1.0 million for the fourth quarter of 2005 as compared to $1.4 million for the fourth quarter of 2004.  Net income available to common shareholders totaled $74,000, or $0.00 per diluted share, in the fourth quarter of 2005, versus $283,000, or $0.02 per diluted share, in the fourth quarter of 2004.

For the year ended December 31, 2005 revenues totaled $38.4 million, compared with $39.6 million for the year ended December 31, 2004. Operating income was $4.1 million, versus $2.8 million for the comparable period of 2004. Net income available to common shareholders totaled $175,000, or $0.01 per diluted share for the full year of 2005, compared to net income available to common shareholders of $514,000, or $0.04 in the year-earlier period.

As previously reported, the Company’s operating results for the year-ended December 31, 2004 reflected two one-time charges, consisting of a write-off of unamortized deferred financing costs related to the 1998 Credit Agreement and a one-time expense for directors’ and officers’ insurance premiums, totaling $1.7 million. These charges were partially offset by three one-time gains consisting of the reversal of $972,000 of income tax contingency, a $400,000 gain from the reversal of sales tax contingency reserves and a $266,000 gain from the payment of previously written-off employee notes receivable.

Operating income for 2005 and 2004, excluding the one-time charges and gains described above, would have been $4.1 million and $4.1 million, respectively, and our net income, which excludes preferred stock dividends and in 2004 the one-time gain related to recovery of non-trade receivables and the income tax contingency reversal, would have been $2.3 million and $2.2 million, respectively.  Diluted earnings per share for the year ended December 31, 2005 and 2004, excluding the one-time charges and gain, would have been $0.01 and $0.01, respectively, versus the $0.01 earnings per share for the year ended December 31, 2005, and the $0.04 earnings per share for the year ended December 31, 2004 as reported.

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PBIZ Reports Fourth Quarter Results

March 23, 2006

Private Business CEO, Lynn Boggs, said, “We have accomplished many things since the merger of Private Business and Captiva on December 9, 2005.  First and foremost we have repositioned the Company from one of a limited product offering to one with a full suite offering.  Our vision is to be the technology partner to community financial institutions throughout the country by delivering a comprehensive suite of products backed by world-class customer service.  We believe community financial institutions are looking for a single source provider to deliver the service and underlying technology and believe we are positioned to deliver on that requirement.

During the fourth quarter and early 2006 we have accomplished the following:

•	Completed the acquisition of Captiva Solutions LLC, a provider of core and image processing solutions to community financial institutions.
•	Achieved an increase in total revenues for the fourth quarter 2005 over the fourth quarter 2004 for the first time in over three years.
•	Executed an amended and restated credit facility with Bank of America for total borrowing capacity of $18.0 million.
•	Completed the acquisition of PTC Systems, Inc., a leading provider of teller automation software.
•

Completed the acquisition of Goldleaf Technologies, Inc., a leading provider of ACH origination and processing, Remote Capture/Deposit processing and website design and hosting to over 2,500 financial institutions.”

Mr. Boggs continued, “We believe the integration of the three acquisitions is largely complete allowing us to leverage the more than 60 sales and product specialists to focus on selling products and delivering our unified message.  We believe the timing is right to name the company to match that of our vision.  Therefore we propose to change the name of the Company to Goldleaf Financial Solutions, Inc. and will put this up for vote at our annual shareholders meeting in May.  We think the Goldleaf name is well regarded and respected in the financial technology marketplace with more than 2,500 financial institutions currently trusting them to provide product or service.

“We will not be having a conference call to discuss the 2005 results and 2006 outlook as the audit of the Goldleaf financial statements is not yet complete.  Please note that we intend to schedule a call with management to discuss the first quarter 2006 results after filing our 10-Q with the Securities and Exchange Commission.”

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PBIZ Reports Fourth Quarter Results

March 23, 2006

About PBiz
Private Business, Inc. (PBiz) offers a fully featured strategic product suite that provides core data processing, along with accounts receivable financing, leasing, internet banking, cash management, CRM/business intelligence, financial accounting tools, Check 21 compliance, electronic image/item processing, and online debt collections. PBiz believes its full suite of products and services will allow financial institutions and their small-to-medium sized business customers to better compete in today’s aggressive financial services marketplace, and grow their trusted financial relationships, while providing increased profitability through the efficient use of technology and an expanded community presence.

For more information about PBiz, or its line of products for financial institutions, please visit us on the web at www.pbizinc.com or contact marketing via email at pbiz@pbizinc.com or call, 800-235-5584.

PBiz provides information related to non-GAAP financial measurements from time to time that adjust for certain items outside of the ordinary course of its business.  Such non-GAAP financial measures are not determined in accordance with generally accepted accounting principles and are susceptible to varying calculations. Accordingly, non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. To enable interested parties to reconcile non-GAAP measures to the Company’s GAAP financials, the Company clearly defines and quantifies all adjustments to GAAP measurements.  The Company provides non-GAAP financial measurements that adjust for certain items outside of the ordinary course of business in order to assist in comparing the Company’s current operating performance to its historical performance.  These adjustments typically reflect non-recurring items but sometimes reflect items, such as dispositions of assets that are not technically non-recurring but are outside of the ordinary course of operations.  Investors are encouraged to use this information in connection with the information contained in the Company’s GAAP financial statements.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements.  These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the company’s ability to achieve its growth plans.  These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the Securities and Exchange Commission.  The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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PBIZ Reports Fourth Quarter Results

March 23, 2006

PRIVATE BUSINESS, INC.
Consolidated Financial Highlights
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year-Ended December 31,

	2005	2004	2005	2004

Operating Highlights:
Revenue:
Participation Fees	$5,806	$6,055	$23,063	$25,287
Software license	51	65	343	228
Retail planning services	2,107	2,267	8,678	9,003
Insurance brokerage fees	645	627	2,444	2,538
Maintenance and other	1,488	638	3,823	2,538

	10,097	9,652	38,351	39,649
Operating costs and expenses:
General and administrative	3,881	3,931	14,747	16,221
Selling and marketing	4,828	4,236	18,344	17,623
Research and development	54	77	221	369
Amortization	311	265	968	1,144
Other operating expense, net	(12)	(283)	(4)	1,458

	9,062	8,226	34,276	36,815

Operating income	1,035	1,426	4,075	2,834
Other income	—	—	—	266
Interest expense, net	(162)	(86)	(381)	(468)

Income before income taxes	873	1,340	3,694	2,632
Income tax provision	259	524	1,359	62

Net income	614	816	2,335	2,570
Preferred stock dividends	(540)	(533)	(2,160)	(2,056)

Net income available to common shareholders	$74	$283	$175	$514

Earnings per share:
Basic	$0.01	$0.02	$0.01	$0.04

Diluted	$0.00	$0.02	$0.01	$0.04

Weighted average shares outstanding:
Basic	14,914	14,383	14,727	14,243

Diluted	15,084	14,791	15,018	14,706

	As of

	Dec. 31, 2005	Dec. 31, 2004

Balance Sheet Highlights:
Cash and Cash equivalents	$187	$7
Working capital (deficit)	2,249	(158)
Total assets	36,557	21,371
Long-term debt, net of current portion and debt discount of $1,491 in 2005	8,509	1,776
Stockholders’ equity (deficit)	16,853	13,396

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PBIZ Reports Fourth Quarter Results

March 23, 2006

PRIVATE BUSINESS, INC.
Reconciliation of Reported Results to Effect of Lightyear Transaction Charges
and Other Unusual Items
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year-Ended December 31,

	2005	2004	2005	2004

Operating income as reported	$1,035	$1,426	$4,075	$2,834
Less: Gain from sale of Bank Insurance Division	—	—	—	—
Less: Gain from settlement of tax contingency matters	—	(400)	—	(400)
Add: Write-off unamortized deferred financing costs related to 1998 Credit Agreement	—	—	—	780
Add: Directors and officers insurance premiums related to periods prior to Lightyear transaction closing	—	—	—	896

Adjusted operating income	1,035	1,026	4,075	4,110
Interest expense, net	(162)	(86)	(381)	(468)

Adjusted income before income taxes (1)	873	940	3,694	3,642
Adjusted income tax provision (2)	259	367	1,359	1,420

Adjusted net income	614	573	2,335	2,222
Preferred stock dividends	(540)	(533)	(2,160)	(2,056)

Adjusted net income available to common shareholders	$74	$40	$175	$166

Adjusted diluted earnings per share	$0.01	$0.00	$0.01	$0.01

Diluted weighted average shares outstanding	15,084	14,791	15,018	14,706

Notes:

(1)

In addition to the adjustments described above, adjusted income before income taxes for the year ended December 31, 2004 excludes a $266,000 gain related to recovery of non-trade receivables, which has been included as other income in the operating highlights.

(2)	The adjusted income tax provision was calculated using the Company’s effective tax rate of 39% and excludes the $972,000 reversal of income tax contingency during 2004.

Additional information on this Company can be found on the World Wide Web

http://www.pbizinc.com

For further information, please contact:

Scott Meyerhoff at (678) 728-4464

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